Exhibit 99.1

For:	Crocs, Inc.

Company Contact:	Russell Hammer/Chief Financial Officer
Tia Mattson/Public Relations Manager
(303) 848-7000

Investor Contact:	ICR, Inc.
Chad Jacobs/Brendon Frey
(203) 682-8200

CROCS, INC. APPOINTS PETER JACOBI TO ITS BOARD OF DIRECTORS

NIWOT, COLORADO – October 8, 2008 – Crocs, Inc. (NASDAQ: CROX) announced today that Peter Jacobi has been appointed to the Crocs, Inc. Board of Directors.

Mr. Jacobi, was employed by Levi Strauss & Company from 1970 until his retirement in 1999. During his nearly 30 year tenure, Mr. Jacobi held various senior levels positions including President of the Men’s Jeans Division, President of Global Sourcing, President of Levi Strauss International and, from 1996 until his retirement, President and Chief Operating Officer.  As President and Chief Operating Officer, Mr. Jacobi led a restructuring of Levi Strauss & Company that included a transition to a consumer focused brand management organization. Mr. Jacobi graduated from San Jose State University with a BS in Business & Industrial Management.

Ron Snyder, President and Chief Executive Officer, commented, “We are very excited to welcome Peter to our Board of Directors.  His many years of experience with a leading global branded consumer company will be a valuable asset to Crocs as we continue to diversify our business and expand our presence both domestically and overseas. We look forward to his insight and contributions.”

About Crocs, Inc.
Crocs, Inc. is a designer, manufacturer and retailer of footwear for men, women and children under the Crocs™ brand.

All Crocs™ brand shoes feature Crocs’ proprietary closed-cell resin, Croslite™, which represents a substantial innovation in footwear. The Croslite™ material enables Crocs to produce soft, comfortable, lightweight, superior-gripping, non-marking and odor-resistant shoes. These unique elements make Crocs™ footwear ideal for casual wear, as well as for professional and recreational uses such as boating, hiking, hospitality and gardening. The versatile use of the material has enabled Crocs to successfully market its products to a broad range of consumers.

Crocs™ shoes are sold in 100 countries and come in a wide array of colors and styles. Please visit www.crocs.com for additional information.

Forward Looking Statements

Certain information contained in this press release may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, our ability to obtain and protect intellectual property rights and other factors described in our annual report on Form 10-K under the heading “Risk Factors,” and our subsequent filings with the Securities and Exchange Commission.  Readers are encouraged to review that section and all other disclosures appearing in our filings with the Securities and Exchange Commission.